Filed Pursuant to Rule 424(b)(3)
                                               Registration File No. 333-117340

                               INFOCROSSING, INC.

                                   $72,000,000

                     4.00% CONVERTIBLE SENIOR NOTES DUE 2024


                              ---------------------

                               SUPPLEMENT NO. 1 TO
                                   PROSPECTUS
                              ---------------------

         This prospectus supplement relates to the resale by certain securityholders of our 4.00% Convertible Senior Notes due 2024 and shares of our common stock into which the notes are convertible. We will not receive any proceeds from the resale of the notes or the common stock hereunder.

         You should read this prospectus supplement in conjunction with the prospectus dated December 29, 2004, filed by us with the Securities and Exchange Commission. Our common stock is listed on the Nasdaq National Market under the symbol "IFOX." The last reported sale price of our common stock on July 28, 2005 was $9.89 per share.

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         INVESTING IN THE NOTES AND OUR COMMON STOCK INVOLVES RISKS. RISK FACTORS BEGIN ON PAGE 7 OF THE PROSPECTUS.

         This supplement is part of the prospectus and must accompany the prospectus to satisfy prospectus delivery requirements under the Securities Act of 1933, as amended.

            THE DATE OF THIS PROSPECTUS SUPPLEMENT IS JULY 29, 2005.

SELLING SECURITYHOLDERS

         The following line items in the table of selling securityholders contained in the prospectus are hereby modified to read in their entirety as follows:

                                                                                              Common
                                                                                               Stock
                                 Principal      Shares of                                      Owned
                                 Amount of    Common Stock                                     After
                                   Notes      Beneficially                   Notes Owned    Completion
                                Beneficially   Owned Prior    Conversion        After           of
                                 Owned and    to Offering       Shares      Completion of    Offering      Material
                                  Offered          (1)        Offered (2)    Offering (3)       (3)      Relationship
                                  -------     ------------    -----------    ------------    ---------   ------------
AG Offshore Convertibles Ltd.    $6,000,000         -           390,626           -              -           None
(a)+
AG Domestic Convertibles L.P.        -              -              -              -              -           None
(b)+

---------------------

+ This selling stockholder is an affiliate of a broker-dealer and has represented to us that it acquired the securities in the ordinary course of business and that, at the time of such acquisition, it did not have any agreements or understandings, directly or indirectly, with any person to dispose of the securities, other than a commitment by us to register the securities pursuant to a shelf registration statement.

(1) Does not include shares of common stock issuable upon conversion of the notes.
(2) Represents shares of common stock issuable upon conversion of the notes that are beneficially owned and offered by the selling securityholder, assuming a conversion ratio of 65.1042 shares of common stock per $1,000 principal amount of notes and a cash payment in lieu of any fractional share interest. The number of shares issuable upon conversion is subject to adjustment as described under "Description of the Notes--Conversion Rights."
(3) Assumes that all of the notes and/or all of the common stock into which the notes are convertible are sold.

(a)      This selling securityholder has identified John M. Angelo and Michael
         L. Gordon as natural persons with control over AG Offshore Convertibles, Ltd.
(b)      This selling securityholder has identified John M. Angelo and Michael
         L. Gordon as natural persons with control over AG Domestic Convertibles, L.P.